SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                 Date of Report: August 11, 1999


                      PRIDE COMPANIES, L.P.
     (Exact name of Registrant as specified in its charter)


                            Delaware
 (State or other jurisdiction of Incorporation or Organization)


        1-10473                           75-2313597
(Commission file number)      (I.R.S. Employer Identification No.)


           1209 North Fourth
             Abilene, Texas                               79601
(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code: (915) 674-8000
Item 5.  Other Events

     On August 4, 1999, the Partnership announced the execution of a purchase and sale contract wherein the Partnership will sell its crude gathering business assets to Sun Pipe Line Services Co., Inc. ("Sun"), a subsidiary of Sunoco, Inc. The purchase price is $26.0 million plus the market price of the Partnership's crude oil inventory at closing, to be reduced by certain indebtedness assumed in the transaction in the approximate amount of $5.3 million. The sale is subject to completion of due diligence beginning on the date of execution of the contract. The Partnership expects the transaction to close on October 1, 1999.

     The transaction is expected to result in a taxable gain to the Partnership which would result in taxable income being allocated to unitholders. The proceeds from the sale will be used primarily to reduce outstanding debt and none of the proceeds will be available for distributions to unitholders.

     The Partnership will continue to operate its refined products marketing business through its Abilene, Aledo and San Angelo terminals.




                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PRIDE COMPANIES, L.P.



                              By:  /GEORGE PERCIVAL/
                                   George Percival
                                   Principal Financial Officer


Date: August 11, 1999